U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

                         Edgewater III Management, L.P.
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   (Last)                            (First)              (Middle)

                       900 N. Michigan Avenue, 14th Floor
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                                    (Street)

   Chicago                             IL                   60611
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                               December 29, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                                 EpicEdge, Inc.
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
Common Stock, $0.01 par value                 2,450,000                   (1)             (1)


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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
9.5% Convertible          Immed       N/A        Common Stock              781,865(2)         $5.00            (1)        (1)
Promissory Note due
August 1, 2002

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
Explanation of Responses:

(1) These shares are owned directly by Edgewater Private Equity Fund III, L.P. ("Edgewater Fund III"), a ten percent owner of the Issuer, indirectly by Edgewater III Management, L.P. ("Edgewater Management"), as the general partner of Edgewater Fund III, and indirectly by Gordon Management, Inc. ("Gordon Management"), the general partner of Edgewater Management. James A. Gordon is the president and sole director of Gordon Management.

(2) Represents the number of shares the Promissory Note was convertible into as of December 29, 2000. The Promissory Note is convertible into that number of shares equal to the aggregate principal balance plus accrued interest thereon at $5.00 per share.

/s/  James A. Gordon                                             2/25/02
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      **Signature of Reporting Person                             Date

By: James A. Gordon, individually and in his capacity as President of Gordon Management, Inc., general partner to Edgewater III Management, L.P., which is the general partner of Edgewater Private Equity Fund III, L.P.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.